Exhibit 10.5

Radiant

Discretionary Management Incentive Compensation Plan

INTRODUCTION

Radiant Logistics, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), hereby establishes an incentive compensation plan to be known as the “Radiant Discretionary Management Incentive Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of incentive payments to eligible employees of the Corporation and of certain of the Corporation’s Subsidiaries.

The Plan shall become effective on July 1, 2012 and provides for a pay system that supports the Corporation’s business strategy and emphasizes pay-for-performance by tying reward opportunities to carefully determined and articulated performance goals at corporate, operating unit, business unit and/or individual levels.

The incentive payments described herein are discretionary in nature and may be reduced, at any time and in any amount, by the Board of Directors of the Corporation (in the case of payments that otherwise would be made to the Corporation’s Chief Executive Officer) and by the Chief Executive Officer of the Corporation (in the case of payments that otherwise would be made to any other Participant in the Plan).

Radiant Discretionary Management Incentive Compensation Plan

I

DEFINITIONS

For purposes of this Plan, the following terms shall be defined as follows unless the context clearly indicates otherwise:

(a) “Board of Directors” or “Board” shall mean the Board of Directors of the Corporation.

(b) “Cause” means (i) with respect to an individual who is party to a written agreement with the Corporation or any Subsidiary that contains a definition of “cause” or “for cause” or words of similar import for purposes of termination of service thereunder by the Corporation or any Subsidiary, “cause” or “for cause” as defined in such agreement; (ii) in all other cases (A) any violation of a law, rule or regulation other than minor traffic violations, including without limitation, any violation of the Foreign Corrupt Practices Act; (B) a breach of fiduciary duty for personal profit; (C) fraud, dishonesty or other acts of misconduct in the rendering of services on behalf of the Corporation (or any Subsidiary) or relating to the Employee’s employment; (D) misconduct by the Employee that would cause the Corporation or any Subsidiary to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination or any violation of written policy of the Corporation, a Subsidiary or any successor entity adopted in respect to such law; (E) failure to follow the Corporation’s or any Subsidiary’s work rules or the lawful instructions (written or otherwise) of the Board of Directors of the Corporation (or any Subsidiary) or a responsible executive to whom the Employee directly or indirectly reports, provided compliance with such directive was reasonably within the scope of the Employee’s duties and the Employee was given notice that his or her conduct could give rise to termination and such conduct is not, or could not be cured, within ten (10) days thereafter; or (F) any violation of a confidentiality or non-competition agreement or patent assignment agreement or any agreement relating to the Corporation’s or any Subsidiary’s protection of intellectual property rights.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the committee of one or more persons designated by the Board to serve as the Committee. The members of the Committee may, but need not, be Employees of the Corporation or members of the Board.

(e) “Compensation” shall mean a Participant’s base salary for a Plan Quarter with respect to which a Quarterly Incentive Award may become payable.

Radiant Discretionary Management Incentive Compensation Plan

(f) “Corporation” shall mean Radiant Logistics, Inc., a Delaware corporation.

(g) “Employee” shall mean, with respect to any Plan Quarter, an individual designated by the Committee as a common-law employee of the Corporation or of any Subsidiary.

(h) “Executive” means an employee of the Corporation or of any Subsidiary whose compensation is subject to the deduction limitations set forth under Code Section 162(m).

(i) [Reserved]

(j) “Outside Director” shall mean a director of the Corporation who satisfies the definition of (i) “outside director” as set forth in Section 162(m) of the Code and the regulations promulgated thereunder and (ii) “independent director” as set forth in Section 803(A) of the NYSE/AMEX Listing Standards.

(k) “Participant” shall mean, with respect to any Plan Quarter, any Employee satisfying the participation provisions of Article III, hereof, for such Plan Quarter.

(m) “Plan Quarter” shall mean each consecutive three-month period (starting on July 1st, October 1st, January 1st and April 1st) ending in a Plan Year.

(n) “Plan Year” shall mean each fiscal year of the Corporation ending on and after June 30, 2012 (a “Fiscal Year”); provided, however, that, for all purposes of this Plan, a Fiscal Year during which this Plan is terminated (and each subsequent Fiscal Year) shall not be considered to be a “Plan Year”.

(n) “Quarterly Incentive Award” shall mean the bonus payable to Participants with respect to each Plan Quarter pursuant to the provisions of Article IV, hereof.

(o) “Subsidiary” shall mean a corporation of which more than fifty percent (50%) of the aggregate of its outstanding voting securities are owned by the Corporation and which has adopted this Plan with the consent of the Board.

Radiant Discretionary Management Incentive Compensation Plan

II

ADMINISTRATION

(a) Administration; Term of Office; Appointment of Chairperson. The Plan shall be administered by the Committee. Each member of the Committee shall hold office until the date that he or she resigns from the Committee or (if earlier) he or she is removed from membership on the Committee by action of the Board (or, if the members of the Committee are designated by the Board by reference to title, the date such individual ceases to serve in the position to which such title is assigned). In the event an individual for any reason ceases to be a member of the Committee, the Board shall appoint another qualified individual to serve on the Committee (or, if the members of the Committee are designated by title, the individual succeeding to such title shall automatically become a member of the Committee). The members of the Committee shall choose from among themselves one such member to serve as Chairperson of the Committee.

(b) Quorum and Manner of Acting. Except as hereinafter provided, a majority of the members of the entire Committee shall constitute a quorum for the transaction of business and the vote of a majority of the Committee members present at the time of the vote shall be the act of the Committee. In the absence of a quorum at any meeting of the Committee, a majority of the Committee members present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to the Committee members who were not present at the time of the adjournment and, unless such time and place were announced at the meeting at which the adjournment was taken, to the other Committee members. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The Committee members shall act only as a Committee and the individual Committee members shall have no power as such. In the event any Committee member is disqualified from acting on a specific matter pursuant to Section 2(k) hereof, such individual shall not be taken into account in determining whether a quorum of the Committee exists for taking action with respect to such matter.

(c) Action Without a Meeting. Any action required or permitted to be taken by the Committee at a meeting may be taken without a meeting if all members of the Committee consent in writing to the adoption of a resolution authorizing such action. The resolution and written consents thereto by the members of the Committee shall be filed with the minutes of the proceedings of the Committee.

Radiant Discretionary Management Incentive Compensation Plan

(d) Organization. At each meeting of the Committee, the Chairperson of the Committee, or in his or her absence or inability to act, another Committee member chosen by a majority of the Committee members present, shall act as chairperson of the meeting and preside thereat. Any person (who need not be a member of the Committee) appointed by the Chairperson of the Committee shall act as secretary of the meeting and keep the minutes thereof.

(e) Disqualification. Each member of the Committee shall be disqualified from acting as such with respect to all matters that concern such person individually (but not with respect to matters affecting a group of persons of which such person is merely a member).

(f) Responsibilities of the Committee. The Committee has all responsibilities for controlling and administering the Plan. Specifically, the Committee will have certain specific powers, responsibilities, and duties, including, but not necessarily limited to, the following:

(i)	To establish and enforce certain rules, regulations, and procedures as it deems necessary or proper for the efficient administration of the Plan;

(ii)	To interpret the Plan, with its interpretations made in good faith to be final and conclusive, and to decide all questions concerning the Plan;

(iii)	To determine the eligibility of any individual to participate in the Plan, and to require any person to furnish any information as it may request to properly administer the Plan as a condition to that person receiving any benefit under the Plan;

(iv)	To compute the amount of benefits that are payable to any Participant or beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom those benefits will be paid;

(v)	To authorize the payment of benefits from the Plan;

(vi)	To establish the performance targets, goals and weightings that must be satisfied in order for a Quarterly Incentive Award to become payable hereunder; and

(vii)	To revise or amend the Appendices to this Plan.

Radiant Discretionary Management Incentive Compensation Plan

III

ELIGIBILITY TO PARTICIPATE FOR A PLAN YEAR

Each individual who is an Employee of the Corporation, or of any Subsidiary, on a salaried basis and who is specifically appointed by the Board (by name or by reference to title) to participate in this Plan for a Plan Year shall be eligible to participate in the Plan for such Plan Year. No individual shall be entitled to participate in the Plan for any Plan Year solely because he or she is classified as an Employee for such Plan Year.

Radiant Discretionary Management Incentive Compensation Plan

IV

QUARTERLY INCENTIVE AWARDS

(a) Declaration of Quarterly Incentive Award. Subject to the provisions of Section 4(b) hereof, for each Plan Quarter with respect to which the Committee determines that Quarterly Incentive Awards are intended to be paid, the Corporation shall pay to each Employee who is a Participant for such Plan Quarter a Quarterly Incentive Award, if any, equal to his or her “Final Bonus” determined pursuant to the provisions of Section 4(c) (subject to the provisions of Section 4(e)).

(b) Payments of Quarterly Incentive Award. Payment of a Quarterly Incentive Award shall be made as follows: (i) for the first three Plan Quarters of a Plan Year, on the first payroll date following the filing with the United States Securities and Exchange Commission (the “SEC”) of the Corporation’s Form 10-Q for such Plan Quarter and (ii) for the last Plan Quarter (starting on April 1st) of a Plan Year, on the first payroll date following the filing with the SEC of the Corporation’s form 10-K for the related Plan Year. Notwithstanding any other provision of this Plan to the contrary, a Participant shall not be entitled to receive a Quarterly Incentive Award under this Plan for a Plan Quarter if, prior to the payment of such Quarterly Incentive Award he or she voluntarily terminates his or her employment with the Corporation or with any Subsidiary or his or her employment with the Corporation or with any Subsidiary is terminated for Cause, regardless of when the events giving rise to such termination occurred. In the case of a Participant who dies or whose employment with the Corporation and each Subsidiary is terminated due to his or her becoming “totally and permanently disabled” (as defined under the Corporation’s long-term disability program) during such Plan Quarter while actively employed by the Corporation or by any Subsidiary and prior to his or her engaging in any action or inaction that would satisfy the definition of “Cause” under this Plan, he or she (or in the case of his or her death, his or her spouse or, if he or she is not survived by his or her spouse, his or her estate) shall be entitled to payment, at the time and in the manner set forth above, of the Quarterly Incentive Award that otherwise would be payable to such Participant had he or she remained in the employ of the Corporation or with any Subsidiary through the end of the Plan Quarter and attained the Target “Total Goal Achievement Percentage” (as such term is described below) for such Plan Quarter. In the case of Participants who are Executives with respect to whom Section 162(m) of the Code will otherwise limit the deductibility of compensation paid to them for a Plan Year, no payment will be made under this Plan for any Plan Quarter included in such Plan Year until the Committee (composed solely of two or more Outside Directors) certifies that the applicable performance goals and targets utilized hereunder have been satisfied for such Plan Quarter.

Radiant Discretionary Management Incentive Compensation Plan

(c) Determination of Amount of Quarterly Incentive Award. Subject to the provisions of Section 4(b) hereof, the amount of a Quarterly Incentive Award payable to a Participant with respect to a Plan Quarter shall be determined as follows:

I. Preliminary Bonus

(i)	Prior to the beginning of a Plan Year including a Plan Quarter with respect to which Quarterly Incentive Awards are expected to be paid, the Committee shall determine the target percentage of each Participant’s Compensation that initially is determined to be paid as Quarterly Incentive Awards for such Plan Year. Such percentage of Compensation is hereinafter referred to as the “Initial Target Bonus.” The Initial Target Bonus of each Participant (or of each class of Participant) is set forth in Table 1 of Appendix I to this Plan.

(ii)	Also prior to the beginning of each Plan Quarter, the Committee (composed of “independent directors” as such term is defined in Section 803(A) of the NYSE/AMEX Listing Standards) or, in the case of Participants who are not “officers” of the Corporation (within the meaning of the NYSE/AMEX Listing Standards), the CEO in conjunction with his management team, shall determine the goals, targets and weightings to which each Participant (or class of Participants) is subject, in part, to determine his bonus. Such goals, targets and weightings will be communicated to each Participant.

(iii)	At the end of each Plan Quarter the Committee shall determine the extent to which the targets related to each Participant’s goals have been satisfied for such Plan Quarter. This amount, expressed as a percentage of each Target, is called the individual “Goal Achievement Rating.” The individual Goal Achievement Rating is then multiplied by the related weighting assigned to it at the beginning of the Plan Quarter to determine the individual “Goal Achievement Percentage.” The Goal Achievement Percentages for all of the Goals will be summed to determine the “Total Goal Achievement Percentage” for the Participant. If the Total Goal Achievement Percentage is 50% or lower, his or her Total Goal Achievement Percentage will be deemed to be 0%.

Radiant Discretionary Management Incentive Compensation Plan

(iv)	Each Participant’s Initial Target Bonus is then multiplied by his or her Total Goal Achievement Percentage to determine his or her “Preliminary Bonus.”

(v)	The Preliminary Bonuses of each of the Participants are then summed up to determine the “Aggregate Preliminary Bonuses.” Each Participant’s Preliminary Bonus will then be divided by the amount of the Aggregate Preliminary Bonuses to determine each such Participant’s “Preliminary Bonus Percentage.”

II. Quarterly Bonus Pool and Final Bonus

(i)	Prior to the beginning of each Plan Year, the Quarterly Bonus Pools for the various categories of Participants will be established by the Committee and set forth in Table 2 of Appendix I to this Plan.

(ii)	Each Participant’s “Final Bonus” for a Plan Quarter is then determined by multiplying the amount held in the Quarterly Bonus Pool to which the Participant is assigned in Table 2 of Appendix I to this Plan by each such Participant’s Preliminary Bonus Percentage.

(d) Performance Measures. With respect to those Plan Years beginning with the Plan Year in which the deduction limitations set forth under Code Section 162(m) will otherwise limit the aggregate Quarterly Incentive Awards granted hereunder (or any other compensation) to any Executive for such Plan Year, the declaration of Quarterly Incentive Awards and the factors set forth in the tables contained in Appendix I hereto shall be determined in advance of such Plan Year by Outside Directors to the extent they apply to Executives. Furthermore, the Goals to be used for purposes of grants to Executives shall be as follows, unless and until the Committee proposes for stockholder vote a change in such general Goals:

(i)	Total stockholder return (measured as the sum of the Corporation’s common stock (the “Common Stock”) appreciation and dividends declared).

(ii)	Return on invested capital in relation to target objectives.

Radiant Discretionary Management Incentive Compensation Plan

(iii)	Share earnings/earnings growth in relation to target objectives.

(iv)	Cash flow/cash flow growth in relation to target objectives.

(v)	Cost of services to consumers in relation to target objectives.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

(e) Manner of Payment of Final Bonus. Each Participant’s Final Bonus for a Plan Quarter will be paid to him in the manner set forth in Table 3 of Appendix I to this Plan. To the extent part of a Participant’s Final Bonus is to be paid in the form of options to purchase shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), the number of shares of Common Stock subject to such options shall be determined by dividing the amount of his Final Bonus to be paid in stock options by the fair market value of one share of Common Stock determined as of the date the stock options are granted. Such number of shares subject to the stock options shall be increased, if applicable, by multiplying the number of shares of Common Stock that otherwise would be subject to acquisition under the stock options by the appropriate “Option Multiplier” set forth in Table 3 of Appendix I to this Plan. The stock options shall be granted under the Radiant Logistics, Inc. 2005 Stock Incentive Plan and/or under the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan (the “Stock Plans”) sponsored by the Corporation and the determination of the fair market value of the Corporation’s Common Stock (as of the date of grant of the stock options) shall be made pursuant to the applicable provisions set forth in the appropriate Stock Plan or Plans.

(f) Discretionary Nature of Payments. Notwithstanding any other provision of this Plan to the contrary, the amount of a Participant’s Quarterly Incentive Award may be reduced in any amount and at any time (including a complete reduction to $0.00) by action of the Board (in the case of Quarterly Incentive Award payments that otherwise would have been made to the Corporation’s Chief Executive Officer) and by action of the Chief Executive Officer (in the case of Quarterly Incentive Award payments that otherwise would have been made to any other Participant).

(g) Clawback of Payments. Notwithstanding any provision of this Plan to the contrary, each Participant’s benefits paid hereunder may be subject to recoupment by the Corporation to the extent required under the applicable requirements of Section 304 of the Sarbanes-Oxley Act of 2002 and/or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each as in effect from time to time, and any applicable rules and regulations with respect thereto that are promulgated thereunder by the SEC and the exchange(s) and/or other trading facility(ies) on which any class of securities of the Corporation is traded. To the extent these recoupment rules apply to any Participant, but without in any way limiting the generality of the foregoing, the Participant’s Quarterly Incentive Awards shall be subject to recoupment under the Corporation’s clawback policy, as in effect from time to time (the “Clawback Policy”), to the extent provided therein. The Corporation intends, but the Corporation does not and cannot guarantee, that to the extent any payment under this Plan qualifies as non-qualified deferred compensation (as defined under Section 409A of the Code and the regulations promulgated thereunder) any recoupment required under this Section 4(g) shall either be exempt from Section 409A of the Code or comply with the applicable requirements of Section 409A of the Code regarding the prohibited acceleration of payments of deferred compensation.

Radiant Discretionary Management Incentive Compensation Plan

V

MISCELLANEOUS PROVISIONS

(a) Assignment or Transfer. No right to any accrued but unpaid Quarterly Incentive Award shall be sold, assigned, redeemed, pledged, transferred or otherwise encumbered by a Participant except by will or the laws of descent and distribution.

(b) Withholding Taxes. The Corporation (or the appropriate Subsidiary) shall have the right to deduct from all payments hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payments.

(c) Costs and Expenses. The costs and expenses of administering the Plan shall be borne by the Corporation and shall not be charged against any award nor to any employee receiving a Quarterly Incentive Award.

(d) Funding of Plan. The Plan shall be unfunded. Neither the Corporation nor any Subsidiary shall be required to segregate any of its assets to assure the payment of any Quarterly Incentive Award under the Plan. Neither the Participants nor any other persons shall have any interest in any fund or in any specific asset or assets of the Corporation or any other entity by reason of any accrued but unpaid Quarterly Incentive Award. The interests of each Participant hereunder are unsecured and shall be subject to the general creditors of the Corporation and the appropriate Subsidiary.

(e) Other Incentive Plans. The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for employees of the Corporation or any Subsidiary.

(f) Severability. In case any provision of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

(g) Payments Due Missing Persons. The Corporation shall make a reasonable effort to locate all persons entitled to benefits under the Plan; however, notwithstanding any provisions of this Plan to the contrary, if, after a period of one (1) year from the date such benefits shall be due, any such persons entitled to benefits have not been located, their rights under the Plan shall stand suspended. Before this provision becomes operative, the Corporation shall send a certified letter to all such persons at their last known addresses advising them that their rights under the Plan shall be suspended. Subject to all applicable state laws, any such suspended amounts shall be held by the Corporation for a period of one (1) additional year and thereafter such amounts shall be forfeited and thereafter remain the property of the Corporation or the appropriate Subsidiary.

Radiant Discretionary Management Incentive Compensation Plan

(h) Liability and Indemnification. (i) Neither the Corporation nor any Subsidiary shall be responsible in any way for any action or omission of the Committee, or any other fiduciaries in the performance of their duties and obligations as set forth in this Plan. Furthermore, neither the Corporation nor any Subsidiary shall be responsible for any act or omission of any of their agents, or with respect to reliance upon advice of their counsel, provided that the Corporation and/or the appropriate Subsidiary relied in good faith upon the action of such agent or the advice of such counsel.

(ii) Neither the Corporation, any Subsidiary, the Committee, nor any agents, employees, officers, directors or shareholders of any of them, nor any other person shall have any liability or responsibility with respect to this Plan, except as expressly provided herein.

(i) Incapacity. If the Committee shall receive evidence satisfactory to it that a person entitled to receive payment of any Quarterly Incentive Award is, at the time when such benefit becomes payable, physically or mentally incompetent to receive such Award and to give a valid release thereof, and that another person or an institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person shall have been duly appointed, the Committee may make payment of such Quarterly Incentive Award otherwise payable to such person to such other person or institution and the release by such other person or institution shall be a valid and complete discharge for the payment of such Quarterly Incentive Award.

(j) Cooperation of Parties. All parties to this Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Plan or any of its provisions.

(k) Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Corporation (or any Subsidiary), and any employee or Participant, as a right of any employee or Participant to be continued in the employ of the Corporation (or of any Subsidiary), or as a limitation on the right of the Corporation or any Subsidiary to discharge any of its employees, at any time, with or without cause (subject to the terms of any applicable employment agreement).

(l) Notices. Each notice relating to this Plan shall be in writing and delivered in person, by recognized overnight courier or by certified mail to the proper address. All notices to the Corporation or the Committee shall be addressed to it at 405 114th Avenue SE, Bellevue, WA 98004, Attn: General Counsel. All notices to Participants, former Participants, beneficiaries or other persons acting for or on behalf of such persons shall be addressed to such person at the last address for such person maintained in the Committee’s records.

Radiant Discretionary Management Incentive Compensation Plan

(m) Governing Law. All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law. In the event that either party is compelled to bring a claim related to this Plan, to interpret or enforce the provisions of the Agreement, to recover damages as a result of a breach of the terms of this Plan, or from any other cause (a “Claim”), such Claim must be processed in the manner set forth below:

(i) THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION, AND EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by the terms of this Plan.

(ii) The arbitration shall be binding and conducted before a single arbitrator in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes or the appropriate governing body, as modified by the terms and conditions of this paragraph. Venue for any arbitration pursuant to this Plan will lie in Seattle, Washington. The arbitrator will be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS or the appropriate governing body. The parties to the arbitration shall each pay an equal amount of the arbitrator’s fees and arbitration costs (recognizing that each side bears the cost of its own deposition(s), witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in a court of law). Upon the conclusion of the arbitration hearing, the arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The award of the arbitrator shall be final and binding. Judgment upon any award may be entered in any court having jurisdiction thereof.

(n) Section 409A of the Code.

(i) This Plan and is intended to comply with the requirements of Section 409A of the Code (“Section 409A”). Payments of Non-Qualified Deferred Compensation (as such term is defined under Section 409A and the regulations promulgated thereunder) may only be made under this Plan upon an event and in a manner permitted by Section 409A. Any amounts payable solely on account of an involuntary separation from service of the Participant within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts, to the maximum possible extent. For purposes of Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

Radiant Discretionary Management Incentive Compensation Plan

(ii) To the extent required by Section 409A, and notwithstanding any other provision of this Plan to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, the Participant on account of his separation from service until the first to occur of (i) the date of the Participant’s death or (ii) the date which is one day after the six (6) month anniversary of his or her separation from service, but in either case only if he or she is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in such immediately preceding sentence.

(iii) Any payment of Non-Qualified Deferred Compensation made pursuant to a voluntary or involuntary termination of the Participant’s employment with the Corporation shall be withheld until the Participant incurs both (i) a termination of his or her employment relationship with the Corporation and (ii) a “separation from service” with the Corporation, as such term is defined in Treas. Reg. Section 1.409A-1(h).

(iv) If a Participant is permitted to elect to defer a Plan payment, such election shall be made in accordance with the requirements of Code Section 409A. Each initial deferral election (an “Initial Deferral Election”) must be received by the Committee prior to the following dates or will have no effect whatsoever:

(a)   Except as otherwise provided below, the December 31st immediately preceding the year in which the compensation is earned;

(b)   With respect to any long-term incentive pay that qualifies as “performance-based compensation” within the meaning of Code Section 409A, by the date six (6) months prior to the end of the performance measurement period applicable to such incentive pay provided such additional requirements set forth in Code Section 409A are met;

(c)   With respect to “fiscal year compensation” as defined under Code Section 409A, by the last day of the Company's fiscal year immediately preceding the year in which the fiscal year compensation is earned; or

Radiant Discretionary Management Incentive Compensation Plan

(d)   With respect to mid-year awards or other legally binding rights to a payment of compensation in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued service for a period of at least twelve (12) months, on or before the thirtieth (30th) day following the grant of such award, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.

The Committee may, in its sole discretion, permit Participants to submit additional deferral elections in order to delay, but not to accelerate, a payment, or to change the form of payment of an amount of deferred compensation (a “Subsequent Deferral Election”), if, and only if, the following conditions are satisfied: (i) the Subsequent Deferral Election must not take effect until 12 months after the date on which it is made, (ii) in the case of a payment other than a payment attributable to the Participant's death, disability or an unforeseeable emergency (all within the meaning of Section 409A of the Code) the Subsequent Deferral Election further defers the payment for a period of not less than five years from the date such payment would otherwise have been made and (iii) the Subsequent Deferral Election is received by the Committee at least 12 months prior to the date the payment would otherwise have been made. In addition, Participants may be further permitted to revise the form of payment they have elected, or the number of installments elected, provided that such revisions comply with the requirements of a Subsequent Deferral Election.

(v) The preceding provisions of this Section V(n) shall not be construed as a guarantee by the Corporation or by any Subsidiary of any particular tax effect to the Participant under this Plan. Neither the Corporation nor any Subsidiary shall be liable to the Participant for any additional tax, penalty or interest imposed under Section 409A nor for reporting in good faith any payment made under this Plan as an amount includible in gross income under Section 409A.

(o) Certain Rules of Construction.

(i) The headings and subheadings set forth in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

(ii) Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be.

Radiant Discretionary Management Incentive Compensation Plan

(iii) The words “hereof,” “herein,” “hereunder” and similar words refer to this Plan as a whole and not to any particular provision of this Plan; and any subsection, Section, Schedule, Appendix or Exhibit references are to this Plan unless otherwise specified.

(iv) The term “including” is not limiting and means “including without limitation.”

(v) References in this Plan to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of this Plan) and to any subordinate legislation made from time to time under such stature or statutory provision.

(vi) References to this Plan or to any other document include a reference to this Plan to such other document as varied, amended, modified, novated or supplemented from time to time.

(vii) References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

(viii) References to “$” are to United States Dollars.

(ix) References to “%” are to percent.

Radiant Discretionary Management Incentive Compensation Plan

VI

AMENDMENT OR TERMINATION OF PLAN

Subject to the requirements of Section 409A of the Code, the Board of Directors of the Corporation shall have the right to amend, suspend or terminate the Plan at any time and in any manner. In the event the Plan is terminated during a Plan Quarter, no Quarterly Incentive Award shall be payable hereunder for such Plan Quarter nor for any subsequent period of time. Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the authority to amend or revise, prior to the Plan Years to which such amendments or revisions apply, any and all of the provisions and factors set forth in the Appendices to this Plan.

Radiant Discretionary Management Incentive Compensation Plan

APPENDIX I

QUARTERLY INCENTIVE AWARDS

Table 1

Class of Employee	Initial Target Bonus (As a % of Compensation)
Chief Executive Officer	50%
Leadership Team[1]	35%
Station Managers	35%
Other Managers / Supervisors	25%
Other Participants	15%

____________________________

1Composed as of May 11, 2012 of Dan Stegemoller, Todd Macomber, Mark Spizak, John Klesch, Noel Howard, Michael von Loesch and Alesia Pinney.

Radiant Discretionary Management Incentive Compensation Plan

Table 2

Class of Employee	Quarterly Bonus Pool
Chief Executive Officer and Leadership Team	5% of the Corporation’s consolidated EBITDA[2] for the current Plan Quarter.
Station Managers, Other Managers / Supervisors and Other Participants	10% of the Station’s EBITDA net of corporate fees for the current Plan Quarter.

Table 3

Class of Employee	Cash Percentage of Final Bonus	Stock Option Percentage of Final Bonus	Option Multiplier
Chief Executive Officer	75%	25%	1.75
Leadership Team	75%	25%	1.50
Station Managers	75%	25%	1.25
Other Managers / Supervisors	75%	25%	1.0
Other Participants	100%	N/A	N/A

__________________________

2 “EBITDA” shall mean the Corporation’s consolidated earnings before interest, taxes, depreciation and amortization.

Radiant
Discretionary Management Incentive Compensation Plan

_____________________

Effective As Of July 1, 2012